EXHIBIT 10.2
Summary of Amended Compensation for John Richard Bautista III
     Effective August 8, 2006, the annual base compensation for John Richard Bautista III, Executive Vice President of Operations, was increased from $150,000 annually to $200,000 annually. All other terms of Mr. Bautista’s amended and restated employment agreement dated as of March 1, 2006 remain in effect.